UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________________________________________________________________

FORM 8-K

______________________________________________________________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2025

BWX TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

_____________________________________________________________________________

Delaware	001-34658	80-0558025
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

800 Main Street, 4th Floor
Lynchburg, Virginia	24504
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (980) 365-4300

____________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	BWXT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01 Entry into a Material Definitive Agreement

Indenture and Notes

On November 10, 2025, BWX Technologies, Inc. (the “Company”) issued $1,250,000,000 aggregate principal amount of 0% Convertible Senior Notes due 2030 (the “Notes”). The Notes were issued pursuant to an Indenture, dated November 10, 2025 (the “Indenture”), among the Company, the Guarantors (as defined below) and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). The Notes are guaranteed (the “guarantees”) by each of the Company’s present and future direct and indirect wholly owned domestic subsidiaries that guarantees its existing and future capital markets indebtedness (the “Guarantors”).

Pursuant to the purchase agreement among the Company, the Guarantors and the representative of the initial purchasers of the Notes, the Company granted the initial purchasers an option to purchase, for settlement within a period of 13 days from, and including, the date the Notes are first issued, up to an additional $150,000,000 aggregate principal amount of Notes. On November 6, 2025, the initial purchasers exercised this option in full and the Notes issued on November 10, 2025 include the additional $150,000,000 aggregate principal amount of Notes.

The Company offered and sold the Notes to the initial purchasers in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and for resale by the initial purchasers to persons reasonably believed to be qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act.

The Notes and the guarantees are the Company’s and the Guarantors’ senior unsecured obligations, rank equal in right of payment with the Company’s and the Guarantors’ existing and future senior unsecured indebtedness (including the Company’s outstanding senior notes and the related guarantees) and rank senior in right of payment to the Company’s and the Guarantors’ existing and future indebtedness that is expressly subordinated to the Notes and the guarantees in right of payment.

The Notes will mature on November 1, 2030, unless earlier converted, redeemed or repurchased. The Notes will not bear regular interest, and the principal amount of the Notes will not accrete. However, special interest and additional interest, if any, may accrue on the Notes at a combined rate per annum not exceeding 0.50% upon the occurrence of certain events as described in the Indenture.

On or after August 1, 2030, until the close of business on the second Scheduled Trading Day (as defined in the Indenture) immediately before the maturity date, the Notes will be convertible at the option of the noteholders at any time.

Before August 1, 2030, noteholders will have the right to convert their Notes only under the following circumstances:

(1)	during any fiscal quarter (and only during such fiscal quarter) commencing after the fiscal quarter ending on March 31, 2026, if the Last Reported Sale Price (as defined in the Indenture) per share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), exceeds 130% of the conversion price (as described below) for each of at least 20 Trading Days (as defined in the Indenture) (whether or not consecutive) during a period of 30 consecutive Trading Days (as defined in the Indenture) ending on, and including, the last Trading Day of the immediately preceding fiscal quarter;

(2)	during the five consecutive business days immediately after any ten consecutive Trading Day period (the “Measurement Period”) if the Trading Price (as defined in the Indenture) per $1,000 principal amount of Notes for each Trading Day of the Measurement Period was less than 98% of the product of the Last Reported Sale Price per share of the Common Stock on such Trading Day and the conversion rate (as described below) on each Trading Day;

(3)	upon the occurrence of specified corporate events or distributions on the Common Stock as set forth in the Indenture; or

(4)	if the Company calls such Notes for redemption.

The conversion rate for the Notes will initially be 3.8094 shares of Common Stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $262.51 per share of Common Stock. The conversion rate is subject to adjustment upon certain events. Upon conversion, the Company will settle conversions by paying cash up to the aggregate principal amount of the Notes to be converted and paying or delivering, as the case may be, cash, shares of Common Stock or a combination of cash and shares of Common Stock, at its election, in respect of the remainder, if any, of its conversion obligation in excess of the aggregate principal amount of the Notes being converted, based on the applicable conversion rate(s).

The Company may not redeem the Notes at its option at any time before November 6, 2028. The Company will have the option to redeem the Notes, in whole or in part (subject to the partial redemption limitation described below), at any time, and from time to time, on or after November 6, 2028 and before the 26th Scheduled Trading Day immediately before the maturity date, at a cash redemption price equal to the principal amount of the Notes to be redeemed, plus accrued and unpaid special interest and additional interest, if any, to, but excluding, the redemption date, but only if (i) the Notes are Freely Tradable (as defined in the Indenture) as of the date the Company sends the related redemption notice and all accrued and unpaid additional interest, if any, has been paid in full as of the first Special and Additional Interest Payment Date (as defined in the Indenture) occurring on or before the date the Company sends such notice; and (ii) the Last Reported Sale Price per share of the Common Stock exceeds 130% of the conversion price on (1) each of at least 20 Trading Days, whether or not consecutive, during the 30 consecutive Trading Days ending on, and including, the Trading Day immediately before the date the Company sends the related redemption notice; and (2) the Trading Day immediately before the date the Company sends such notice. In addition, calling any Note for redemption will constitute a Make-Whole Fundamental Change (as defined in the Indenture) with respect to that Note, in which case the conversion rate applicable to the conversion of that Note will be increased in certain circumstances if it is converted after it is called for redemption. Pursuant to the partial redemption limitation, the Company may not elect to redeem less than all of the outstanding Notes unless at least $100.0 million aggregate principal amount of Notes are outstanding and not subject to redemption as of the time it sends the related redemption notice.

If certain corporate events that constitute a Fundamental Change (as defined in the Indenture) occur, then, subject to certain exceptions, noteholders may require the Company to repurchase their Notes in whole or in part for cash at a price equal to the principal amount of the Notes to be repurchased, plus accrued and unpaid special interest and additional interest, if any, to, but excluding, the Fundamental Change Repurchase Date (as defined in the Indenture). The definition of Fundamental Change includes, among other things, certain business combination transactions involving the Company and certain de-listing events with respect to the Common Stock.

In addition, upon a Make-Whole Fundamental Change, the Company will, under certain circumstances, increase the applicable conversion rate for a holder that elects to convert its Notes in connection with such Make-Whole Fundamental Change. No adjustment to the conversion rate will be made if the Stock Price (as defined in the Indenture) in such Make-Whole Fundamental Change is either less than $198.12 per share or greater than $1,000.00 per share. The Company will not increase the conversion rate to an amount that exceeds 5.0474 shares per $1,000 principal amount of Notes, subject to adjustment as set forth in the Indenture.

The Notes will have customary provisions relating to the occurrence of Events of Default (as defined in the Indenture), which include the following:

(1)	certain payment defaults (which, in the case of a default in the payment of special interest or additional interest on the Notes, will be subject to a 30-day cure period);

(2)	the Company’s failure to send certain notices under the Indenture within specified periods of time, subject to applicable cure periods;

(3)	a default by the Company in its obligation to convert a Note in accordance with the Indenture if not cured within three business days after its occurrence;

(4)	the Company’s failure to comply with certain covenants in the Indenture relating to the Company’s ability to consolidate with or merge with or into, or sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to another person;

(5)	a default by the Company in its other obligations or agreements under the Indenture or the Notes if such default is not cured or waived within 60 days after notice is given in accordance with the Indenture;

(6)	certain defaults by the Company or any of its Significant Subsidiaries (as defined in the Indenture) with respect to indebtedness for borrowed money of at least $75 million;

(7)	certain events of bankruptcy, insolvency and reorganization involving the Company or any of its Significant Subsidiaries; and

(8)	the guarantee of any Guarantor that is a Significant Subsidiary shall for any reason cease to be in full force (except as contemplated by the terms thereof or by the Indenture).

If an Event of Default involving bankruptcy, insolvency or reorganization events with respect to the Company (and not solely with respect to a Significant Subsidiary), occurs, then the principal amount of, and all accrued and unpaid interest, if any, on, all of the then outstanding Notes will immediately become due and payable without any further action or notice by any person. If an of Event of Default (other than an Event of Default described in the immediately preceding sentence) occurs and is continuing, then, except as described in the immediately succeeding sentence, the Trustee, by notice to the Company, or the noteholders of at least 25% of the aggregate principal amount of the then outstanding Notes by notice to the Company and the Trustee, may declare the principal amount of, and all accrued and unpaid interest, if any, on, all of the then outstanding Notes to become due and payable immediately. Notwithstanding the foregoing the Company may elect, at its option, that the sole remedy for an Event of Default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture will, for the first 365 days on which such an Event of Default has occurred and is continuing, consist exclusively of the right of noteholders to receive special interest on the Notes at a specified rate per annum not exceeding 0.50% on the principal amount of the Notes.

In certain circumstances if, at any time during the six-month period beginning on, and including, the date that is six months after the last date of original issuance of the Notes, the Company fails to timely file certain reports required to be filed with the SEC under the U.S. Securities Exchange Act of 1934, as amended, or the Notes are not otherwise Freely Tradable by holders of the Notes other than the Company’s affiliates, additional interest will accrue on the Notes during the period in which the Company’s failure to file has occurred and is continuing or such Notes are not otherwise Freely Tradable by holders other than the Company’s affiliates.

In addition, if, and for so long as, the restrictive legend on the Notes has not been removed in accordance with the terms of the Indenture and the Notes, the Notes are assigned a restricted CUSIP number or the Notes are not otherwise Freely Tradable by holders other than the Company’s affiliates (without restrictions pursuant to U.S. securities laws or the terms of the Indenture or the Notes) as of the 15th day after the one-year anniversary of the last date of original issuance of the Notes, then additional interest will accrue on the Notes with respect to the period in which the Notes remain so restricted at a specified rate per annum not exceeding 0.50% on the principal amount of the Notes.

The above description of the Indenture and the Notes is a summary and is not complete. A copy of the Indenture and Form of Global Note are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K, and are incorporated herein by reference. This description is qualified in its entirety by reference to such documents.

Capped Call Transactions

On November 5, 2025 and November 6, 2025, in connection with the pricing of the Notes and the exercise by the initial purchasers of their option in full to purchase additional Notes, respectively, the Company entered into privately negotiated capped call transactions (the “Capped Call Transactions”) with affiliates of certain of the initial purchasers and certain other financial institutions (the “Option Counterparties”).

The Capped Call Transactions cover, subject to anti-dilution adjustments substantially similar to those applicable to the Notes, the number of shares of Common Stock initially underlying the Notes. The Capped Call Transactions are expected generally to reduce the potential dilution to the Common Stock upon any conversion of the Notes and/or offset any potential cash payments the Company is required to make in excess of the principal amount of converted Notes, as the case may be, with such reduction and/or offset subject to a cap. The cap price of the Capped Call Transactions will initially be $396.24 per share of Common Stock, which represents a premium of 100% over the last reported sale price of the Common Stock of $198.12 per share on November 5, 2025, and is subject to certain adjustments under the terms of the Capped Call Transactions.

The Capped Call Transactions are separate transactions (in each case entered into by the Company with the Option Counterparties), are not part of the terms of the Notes and will not change the holders’ rights under the Notes. Holders will not have any rights with respect to the Capped Call Transactions.

The above description of the Capped Call Transactions is a summary and is not complete. A copy of the Form of Capped Call Confirmation is filed as Exhibit 10.1 to this Current Report on Form 8-K, and the above summary is qualified by reference to the full text of the Form of Capped Call Confirmation set forth in such exhibit.

Credit Facility

On November 10, 2025, the Company entered into a Second Amended and Restated Credit Agreement (the “New Credit Facility”) with Wells Fargo Bank, National Association, as administrative agent, and the other lenders party thereto, which amends and restates the Company’s existing secured credit facility.

The New Credit Facility includes a $1.25 billion senior secured revolving credit facility. The proceeds of loans under the New Credit Facility are available for working capital needs, permitted acquisitions and other general corporate purposes. The New Credit Facility is scheduled to mature on November 10, 2030, subject to an early maturity trigger if on any date the aggregate outstanding principal amount of unsecured indebtedness due within 91 days thereof is in excess of 100% of EBITDA, as defined in the New Credit Facility, for the last four full fiscal quarters, with certain exceptions based on total net leverage and available liquidity. The Company’s obligations under the New Credit Facility are guaranteed by the same Guarantors that guarantee the Notes. The New Credit Facility is secured by first-priority liens on certain assets owned by the Company and the Guarantors (other than its subsidiaries comprising a portion of its Government Operations segment), provided such liens may be released if the Company obtains investment grade ratings from specified rating agencies.

The New Credit Facility allows for additional parties to become lenders and, subject to certain conditions, for the increase of the commitments under the New Credit Facility, subject to an aggregate maximum for all additional commitments of (1) the greater of (a) $600 million and (b) 100% of EBITDA, as defined in the New Credit Facility, for the last four full fiscal quarters, plus (2) additional amounts provided the Company is in compliance with a pro forma leverage ratio test.

Outstanding loans under the New Credit Facility will bear interest at the Company’s option at either (i) the Term SOFR rate plus a margin ranging from 1.00% to 1.75% per year or (ii) the base rate (the highest of (x) the administrative agent’s prime rate, (y) the Federal Funds rate plus 0.50% and (z) the Term SOFR rate for a one-month tenor plus 1.00%) plus a margin ranging from 0.00% to 0.75% per year. In addition, the Company will be charged (1) a commitment fee of between 0.15% and 0.225% per year on the unused portion of the New Credit Facility, (2) a letter of credit fee of between 1.00% and 1.75% per year with respect to the amount of each financial letter of credit issued under the New Credit Facility, and (3) a letter of credit fee of between 0.75% and 1.05% per year with respect to the amount of each performance letter of credit or commercial letter of credit issued under the New Credit Facility. The applicable margin for loans, the commitment fee and the letter of credit fees set forth above will vary quarterly based on the Company’s consolidated total net leverage ratio.

The Company may prepay all loans under the New Credit Facility at any time without premium or penalty (other than customary Term SOFR rate breakage costs), subject to notice requirements.

The New Credit Facility contains representations and warranties, affirmative and negative covenants and events of default that the Company considers customary for an agreement of this type, including covenants setting a maximum consolidated total net leverage ratio and a minimum consolidated interest coverage ratio. If any event of default relating to bankruptcy or other insolvency events occurs with respect to the Company, the lenders’ commitments under the New Credit Facility will automatically terminate and all outstanding obligations under the New Facility will immediately become due and payable. If any other event of default occurs, the lenders will be permitted to terminate their commitments under the New Credit Facility, accelerate all outstanding obligations under the New Credit Facility and exercise other rights and remedies, including the commencement of foreclosure or other actions against the collateral.

As of November 10, 2025, there were no outstanding borrowings under the New Credit Facility, excluding $1.4 million in letters of credit, all of which were undrawn. As a result, as of November 10, 2025, the Company had $1.25 billion available under the New Credit Facility for borrowings and to meet letter of credit requirements.

The preceding description of the New Credit Facility is a summary and is qualified in its entirety by the New Credit Facility, a copy of which is filed as Exhibit 10.2 hereto and is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The Notes were issued to the initial purchasers in reliance upon Section 4(a)(2) of the Securities Act, in transactions not involving any public offering. The Notes were resold by the initial purchasers to persons whom the initial purchasers reasonably believe are “qualified institutional buyers” as defined in, and in accordance with, Rule 144A under the Securities Act. Any shares of Common Stock that may be issued upon conversion of the Notes will be issued in reliance upon Section 3(a)(9) of the Securities Act as involving an exchange by the Company exclusively with its security holders. Initially, a maximum of 6,309,250 shares of Common Stock may be issued upon conversion of the Notes, based on the initial maximum conversion rate of 5.0474 shares of Common Stock per $1,000 principal amount of Notes, which is subject to customary anti-dilution adjustment provisions. Additional information pertaining to the Notes and the shares of Common Stock issuable upon conversion of the Notes is contained in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

This Current Report on Form 8-K is neither an offer to sell, nor a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Item 8.01 Other Events

On November 6, 2025, the Company issued a press release announcing the pricing of the Notes. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Neither this Current Report on Form 8-K nor the press release attached hereto as Exhibit 99.1 constitutes an offer to sell, or the solicitation of an offer to buy, the Notes or the shares of Common Stock, if any, issuable upon conversion of the Notes.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description
4.1	Indenture, dated November 10, 2025, between BWX Technologies, Inc., the Guarantors from time to time party thereto and the Trustee.
4.2	Form of Global Note representing BWX Technologies, Inc.’s 0% Convertible Senior Notes due 2030 (included within Exhibit 4.1).
10.1	Form of Capped Call Confirmation.
10.2	Second Amended and Restated Credit Agreement, dated as of November 10, 2025, among BWX Technologies, Inc. as borrower, Wells Fargo Bank, National Association, as administrative agent and the other lenders party thereto.
99.1	Pricing Press Release dated November 6, 2025.
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BWX TECHNOLOGIES, INC.

Dated:	November 10, 2025	/s/ Michael T. Fitzgerald
		Name:	Michael T. Fitzgerald
		Title:	Senior Vice President and Chief Financial Officer